Exhibit 5.1

China Education, Inc.

a Cayman Islands company

January 21, 2010

Re: China Education Inc. (the “Company”) Registration Statement on From F-1 relating to the offering by the Company and certain selling shareholders of the Company a certain number of ordinary shares.

Ladies and Gentlemen:

We are PRC qualified lawyers and have acted as the legal advisers on PRC Laws (which, for the purpose of this legal opinion, does not include the laws of Taiwan, Hong Kong SAR and/or Macao SAR) for the Company in connection with the offering by the Company and certain selling shareholders of the Company on NASDAQ Stock Market (the “Stock Exchange”) a certain number of ordinary shares on the REGISTRATION STATEMENT on Form F-1.

In such capacity, we have examined the originals or copies of documents provided to us by the Company, Tianjin Frank Educational Investement Co., Ltd. (in Chinese , “Tianjin Frank”, hereinafter referred to as “PRC Subsidiaries”), Beijing Frank Education Investment and Management Co., Ltd. ( in Chinese , “Management Company”), Branch of Suixian Hui High School; Branch of Suixian High School and Qingdao Boyang Technology and Education Co., Ltd and Shandong Foreign Affairs Translation Business Middling Special School (Suixian Hui High School, Suixian High School and Qingdao School are hereinafter collectively referred to as “Schools” and each a “school”; the PRC subsidiaries, the Management Company, and Schools are hereinafter collectively referred to as “PRC Entities” and each a “PRC Entity”), their managements and other personnel, and such other documents we have deemed necessary or advisable for the purpose of this opinion (the “Documents”).

In giving this opinion, we have assumed that:-

a) Unexecuted/scanned documents: each Document having been disclosed to and reviewed by us in unexecuted scanned or draft form (if any) either (1) has been duly executed in such form by each of the parties to it by a person or persons duly authorised to do so or (2) if not yet so executed it will be and those scanned copy is the same as original;

b) Foreign law(s): (1) the rights and obligations of the parties to any Document governed by any law other than China law are, when such Document has been duly executed, will be, legal, valid, binding and enforceable in accordance with their terms under that governing law, (2) neither execution nor performance nor observance of any Document is contrary to any law other than China law and (3) nothing in any law other than China law affects this opinion;

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c) Authenticity of original documents: all signatures, seals and markings on original documents we have reviewed and such documents themselves are, as appears to us, authentic; and

d) Conformity of copies: each copy document we have reviewed conforms to its original.

For the facts which are critical to the issuance of this legal opinion but are not supported by independent evidence, this firm’s lawyers will resort to the special reports, explanations and other documentations, and representation and warranty provided by relevant government agencies, accounting firms, asset appraisal offices and the management and shareholders of the Company.

In rendering the following opinion, we state that we are not admitted to practice in any country other than the People’s Republic of China, and we express no opinion as to any laws other than the laws of the People’s Republic of China. To the extent the REGISTRATION STATEMENT, or any other document referenced therein or herein, is governed by any law other than that of the People’s Republic of China, we have assumed with your permission, and without any representation regarding the reasonableness of such assumption that the People’s Republic of China law is identical to the laws governing the particular agreement.

Based upon and subject to the foregoing, we are of the opinion that:

(i) Even through that no payments have been made for either Suixian High School or Suixian Hui High School, the contracting parties of acquisition agreements had revised the acquisition agreements and had changed the registratered controling parties of the schools to the Management Company for both Suixian High School and Suixian Hui High School prior to the payments in the original Agreements. Those changes are not reversible in PRC. The changes are the sufficient for ownerships of Suixian High School or Suixian Hui High School.

The contracting parties of Qingdao School have made it clear in the acquisition agreement that the change of ownership came into effect upon the execution of the share transfer agreement according Article 4.1 of the agreement, prior to the registration is completed regardless of whether there is any payment made.

(ii) Each of the PRC Subsidiaries and the Management Company has been duly incorporated and is validly existing as a limited liability company with legal person status under PRC Laws. The ownership structure of the Management Company complies with, and immediately after this offering will comply with, the current PRC laws and regulations; the business operations of the Management Company comply with current PRC laws and regulations. Each of the Schools has been duly registered and is validly existing as a private non-enterprise entity with legal person status under PRC Laws. The registered capital of each of the Schools has been fully paid. Suixian Senior High School and Suixian Hui High School is wholly sponsored by the Management Company. The official change of the registered shareholders of Qingdao Boyang with local administration for industry and commerce does not change yet since the change is contingent upon the certain remaining payment of the purchase price. And, to the best of our knowledge after due inquiry, the interests held by the Management Company in the Schools are free and clear of any security interest, pledge, encumbrance, claim or other third party right under PRC Laws, except as provided in the Structure Contracts and disclosed in the REGISTRATION STATEMENT.

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(iii) Except as otherwise described in the REGISTRATION STATEMENT, each of the Structure Contracts entered into by any PRC Entity, has been duly executed and delivered by the applicable PRC Entity; the applicable PRC Entity had the corporate power and/or capacity to enter into and to perform its obligations under such Structure Contracts; each of such Structure Contracts which is governed by PRC Laws is valid, binding and enforceable in accordance with its terms under PRC Laws.

(iv) All necessary PRC Governmental Authorizations, that are required in connection with the execution, delivery, effectiveness and enforceability of each Structure Contract have been made or obtained. The execution, delivery and performance by each of the PRC parties of the Structure Contracts to which it is a party (i) do not violate or result in a breach of or default under any PRC Laws, (ii) do not violate or result in a breach of or default under any judgment, award, order or decree of any court or governmental authority or agency binding upon such PRC Entity or to which such PRC Entity is subject, and (iii) do not result in a breach of any of the terms or provisions of the articles of association of such PRC Entity; except for such violation or breach, which will not have a Material Adverse Effect. The Structure Contracts described in the REGISTRATION STATEMENT do not contravene any PRC Laws except for those that will not have a Material Adverse Effect. To the best of our knowledge after due enquiry, there are no pending legal, administrative, arbitration or other proceedings in which the legality, effectiveness or validity of the Structure Contracts is challenged. The choice of PRC Laws as the governing law in the relevant Structure Contracts is a valid choice of governing law for the PRC Parties and is binding on the relevant PRC Parties to the Structure Contracts.

(v) The statements in the REGISTRATION STATEMENT under the headings “Summary,” “Risk Factors,” “Corporate Structures,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Dividend Policy,” “Regulation” “Enforceability of Civil Liability” and “Description of Share Capital,” insofar as such statements constitute summaries of matters of Chinese law or documents referenced therein, fairly present the information called for with respect to such legal matters and documents.

(vi) Except as otherwise described in the REGISTRATION STATEMENT and subject to the full compliance with the SAFE Circular No. 75 and its implementation procedures by each of the ultimate shareholders and optionee of the Company, who are PRC residents, all dividends declared and payable upon the equity interests in each PRC Subsidiary may under PRC Laws be paid to its shareholder, after settlement of applicable withholding taxes, in U.S. dollars and freely transferred out of the PRC without the necessity of obtaining any PRC Governmental Authorizations (except for tax certificates from local taxation authorities).

To the best of our knowledge after due inquiry, each of PRC Entities owns or possesses valid licenses in full force and effect or otherwise has the legal right to use, or can acquire on reasonable terms, all intellectual property that are material to the operation of their business and areas currently used or as currently contemplated to be used by them, in each case as described in the REGISTRATION STATEMENT.

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(vii) To the best of our knowledge after due inquiry, except as otherwise described in the REGISTRATION STATEMENT there are no legal, arbitration or governmental proceedings in progress or pending in the PRC to which any of the PRC Entities is a party or of which any property of them is the subject which, if determined adversely to such entity would individually or in the aggregate have a material adverse effect.

(viii) Based on our understanding of current PRC Laws, it is not necessary for the Company to apply to any PRC governmental or regulatory authority including any relevant provincial body), including to the China Securities Regulatory Commission (“CSRC”) for its approval in connection with the Listing as required under the Rules on Acquisition of Domestic Enterprises by Foreign Investors (the “M&A Rules”) on September 8, 2006 as well as the further guidance issued by the CSRC on September 21, 2006. Furthermore, no PRC Governmental Authorization is required for the Listing on the Stock Exchange.

(ix) As a matter of PRC law, none of the PRC Entities, or any of their respective properties, assets or revenues, are entitled to any right of immunity on the ground of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

However, we cannot rule out the possibility that the CSRC may require, either by interpretation or clarification of the M&A Rules or by any new rules, regulations or directives or in any other ways promulgated after the date hereof, that oversea listings of all offshore special purpose vehicles formed for listing purposes and controlled directly or indirectly by PRC companies or individuals, such as the Company (or those involving the acquisition of the PRC companies based on cash consideration before September 8, 2006, such as the circumstances of the Company) must obtain the approval from the CSRC.

In rendering this legal opinion, we have not investigated or evaluated the existence of any other private agreement which is not disclosed to us which may affect our legal opinion. It may not be read as extending by implication to any other matter or document. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions based upon any fact or circumstance hereafter coming to our attention or any change in law which hereafter occurs. We express no opinion as to circumstances or events which may occur subsequent to such date.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement. In giving such consent, we do not thereby concede that we are expert or within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours Faithfully,

/s/
SINOWING LAW LLP
By:	ZOU Zhendong
Title:	Senior Partner

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